Exhibit 3.1

ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF MERCARI COMMUNICATION GROUP. LTD.

          Pursuant to the provisions of the Colorado Business Corporation Act, § 7-110-106 of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation filed August 31, 2001:

          FIRST:        The name of the corporation is Mercari Communications Group, Ltd.

          SECOND:      The following amendment to the Articles of Incorporation is adopted by the corporation.

          Article VIII of the Articles of Incorporation is hereby deleted in its entirety and the following Article VIII is substituted in its place:

ARTICLE VIII

The number of directors to be elected at the annual meeting of shareholders or at a special meeting called for the election of directors shall be not less than two, nor more than nine, the exact number to be fixed by the Bylaws.

        A new Article XVII of the Articles of Incorporation is hereby adopted to read and provide as follows:

ARTICLE XVII

Any action required or permitted by the Colorado Business Corporation Act to be taken at a shareholders meeting may be taken without a meeting if the shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted consent to such action in writing. Any action taken pursuant to this ARTICLE XVII must comply with all of the terms and conditions of the Colorado Business Corporation Act.

             THIRD:      The Amendment does not provide for an exchange, reclassification or cancellation of issued shares.

              FOURTH:   The foregoing amendment to the Articles of Incorporation of the corporation was adopted effective May 29, 2008 by the shareholders of the Corporation by a vote sufficient for approval of the amendment.

              SIXTH:       Except as modified herein, the Articles of Incorporation of the Corporation are ratified and confirmed.

Dated: May 30, 2008

Mercari Communications Group, Inc
a Colorado corporation

By: /S/ John P. Kanouff John P. Kanouff, Secretary